UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 28, 2010

Golden Eagle International, Inc.
(Name of small business issuer as specified in its charter)

Colorado	0-23726	84-1116515
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

9661 South 700 East, Salt Lake City, Utah 84070
(Address of Principal Executive Offices) (Zip Code)

(801) 619-9320
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 – Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

        At a special meeting of shareholders of Golden Eagle International, Inc. (the “Company”) held on March 23, 2010 (the “Special Meeting”) the Company’s shareholders approved a one-for-five hundred combination of the Company’s common stock (the “reverse stock split”). On March 29, 2010 the Company filed an amendment to its Articles of Incorporation with the Colorado Secretary of State to effect the reverse stock, however that amendment did not become effective under Colorado law until April 28, 2010. Although the Company notified the Financial Industry Regulatory Authority (“FINRA”) of the reverse stock split on or about March 31, 2010, FINRA has not yet taken all of the actions to reflect and process the reverse stock split. Thus, to date the financial markets and trading activity with respect to the Company’s common stock do not yet reflect the reverse stock split. The Company is currently taking actions requested by FINRA in an effort to cause the reverse stock split to be reflected in the trading markets.

        Under Colorado law, upon the reverse stock split becoming effective every five hundred shares of the Company’s common stock that are issued and outstanding, automatically were combined into one issued and outstanding share without any change in the par value of such shares. No fractional shares will be issued in connection with the reverse stock split. Shareholders who are entitled to a fractional share will instead receive a whole share.

        The reverse split affected all holders of the Company’s common stock uniformly and will not affect any shareholder’s percentage ownership interest in the Company, except to the extent the reverse split will result in any holder being granted a whole share for any fractional share that resulted from the reverse split.

Item 9.01 Financial Statements and Exhibits

        3.1 Articles of Amendment. Filed herewith.

        3.1(i) Articles of Amendment (PDF). Filed herewith.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 29th day of April, 2010.

Golden Eagle International, Inc. By: /s/ Terry C. Turner —————————————— Terry C. Turner President and Chief Executive Officer